EXHIBIT 2.2

CERTIFICATE OF MERGER
OF
BLAST ENERGY SERVICES, INC.
A California corporation
INTO
BLAST ENERGY SERVICES, INC.
A Texas corporation as the surviving
Corporation, pursuant to Section 10.152
of the Texas Business Organizations Code

This Certificate of Merger made this 27th day of February, 2008 by Blast Energy Services, Inc., a California corporation herein after called the “California Company” and Blast Energy Services, Inc. a Texas corporation, herein after called the “Texas Company”, the two corporations being herein after sometimes called the Constituent Companies.

WHEREAS, the Board of Directors of each of the Constituent Companies deem it advisable and generally to the welfare of the Constituent Companies that the California Company merge with and into the Texas Company under and pursuant to the provisions of Section 1110 of the California Corporations Code and  Section 10.152 of the Texas Business Organizations Code and in accordance with Section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended in order to change the domicile of the California Company to the State of Texas (referred to herein as the “Merger” or the “Plan of Merger”); and

WHEREAS, the California Company, being a corporation duly organized under the laws of the State of California having been incorporated in September 2000 and merged with another California corporation in April 2003, has authorized capital stock consisting of 100,000,000 shares of Common Stock at $.001 par value per share.  As of September 30, 2007 (the Record Date”), there were 51,127,404 shares outstanding of Common Stock, all of which were entitled to vote on the merger.   This Merger has been approved by the Board of Directors and creditors of the California Company pursuant to a Second Amended Joint Plan of Reorganization (the “Plan of Reorganization”) submitted to the United State Bankruptcy Court for the Southern District of Texas, and the Plan of Reorganization provides that no further action by the stockholders of the California Company is required;

WHEREAS, the Texas Company is a corporation duly organized under the laws of the State of Texas having been incorporated on February 27, 2008, has authorized capital stock consisting of 200,000,000 shares, 180,000,000 of which are Common Stock $.001 par value each, one (1) share of which is issued and outstanding and entitled to vote on the Merger, and 20,000,000 shares of Preferred Stock with $0.001 par value, of which no shares are issued or outstanding.  One (1) share (or 100%) of the outstanding shares of Common Stock voted “FOR” the Merger; and

WHEREAS, as to Blast Energy Services, Inc., the Plan of Merger was duly authorized by all action required by the laws under which it was formed or organized or by its constituent documents.

WHEREAS, as to Blast Energy Services, Inc., the Plan of Merger was duly authorized by all action required by the laws under which it was formed or organized or by its constituent documents.

WHEREAS, the laws of the States of California and Texas permit such a merger, and the Constituent Companies desire to merge under and pursuant to the provisions of the laws of their respective states.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

1.	MERGER: The California Company shall be and hereby is merged into the Texas Company.

2.
EFFECTIVE DATE:  This Plan of Merger shall become effective immediately upon filing in the office of the Texas Secretary of State’s Office, the time of such effectiveness being herein after called the “Effective Date.”

(a)
For all purposes of the laws of the State of California, this Plan of Merger and the merger herein provided for shall become effective and the separate existence of the California Corporation, except insofar as it may be continued by statute, shall cease on the Effective Date.

(b)
For all purposes of the laws of the State of Texas, this Plan of Merger and the merger herein provided for shall become effective and the separate existences of the California Company except insofar as they may be continued by statute, shall cease on the date; this Plan of Merger shall have been recorded in the office of the Secretary of State of the State of Texas.

(c)
The corporate identity, existences, purposes, powers, objects, franchises, rights and immunities of the California Company shall be continued in and merged into the Texas Company, the Surviving Company, and shall be fully vested therewith.

(d)	On the Effective Date the Constituent Companies shall so become a single corporation.

3.
SURVIVING CORPORATION:  The Texas Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Texas and the separate corporation existence of the California Company shall cease forthwith upon the Effective Date, provided however, that the Texas Company may be served with process in the State of California in any proceeding for the enforcement of the rights of a dissenting shareholder of the California Company against the Texas Company.  The Texas Company will be responsible for the payment of all fees and franchise taxes and will be obligated to pay such fees and taxes if they are not timely paid.

4.	ARTICLES OF INCORPORATION: The Articles of Incorporation of the Texas Company as presently exist shall be the Articles of Incorporation of the Surviving Company at the Effective Date.

5.	BYLAWS: The By-Laws of the Texas Company as presently exist shall be the By-Laws of the Surviving Company on the Effective Date.

6.
BOARD OF DIRECTORS AND OFFICERS:  The members of the board of directors and officers of the Surviving Company immediately after the Effective Date of the merger shall be those persons who were the members of the board of directors and the officers, respectively, of the California Company immediately prior to the Effective Date of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the By-Laws, or until their respective successors are elected and qualified.

7.
AUTHORITY TO CONDUCT BUSINESS:  The Texas Company represents that it has not filed an application for authority to do business in California.  The Surviving Company will conduct no such business in California without filing and having such application approved.  The Surviving Company will file its application for authority to conduct business in any States it plans to do business in immediately upon completion of the Merger.

8.	CONVERSION OF SHARES: The manner of converting shares of the California Company into shares of the Surviving Company shall be as follows:

(a)
Immediately upon the Effective Date of Merger, each share of stock of the California Company outstanding shall automatically become and be converted into common stock of the Surviving Company at the rate of one (1) share of common stock of the Surviving Company for each one (1) share of the common stock of the California Company.  Each outstanding certificate representing shares of the common stock of the California Company shall thereupon be deemed, for all corporate purposes, to evidence the ownership of the number of fully paid, nonassessable shares of common stock of the Texas Company the “Surviving Company” into which such shares of common stock of the California Company shall be so converted.

9.
RIGHTS OF SHAREHOLDERS:  After the Effective Date of Merger, any holder of a certificate or certificates which theretofore represented shares of the common stock of the California Company may, but shall not be required to surrender the same to the Transfer Agent of the Surviving Corporation and shall thereupon be entitled to receive in exchange therefore a certificate representing the number of shares of common of the Surviving Corporation in the amount of shares as set forth in section 8 herein above.

10.
AUTHORIZATION:  The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by the laws of the respective jurisdictions of the Constituent Companies and that the matter was approved by the Board of Directors of each Company.

11.
 FURTHER ASSURANCES OF TITLE:  As and when requested by the Surviving Corporation or by its successors or assigns, the California Company will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of any of the Constituent Companies acquired by the Surviving Corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of the California Company and the officers and directors of the Surviving Corporation are fully authorized in the name of the respective Constituent Companies or otherwise to take any and all such action.

12.
SERVICE OF PROCESS ON SURVIVING CORPORATION:  The Surviving Corporation agrees that it may be served with process in the State of California in any proceeding for enforcement of any obligation of the California Company as well as for the enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the Business Organizations Code irrevocably appoints the Secretary of State of California as its agent to accept service of process in any suit or other proceeding.  Copies of such process shall be mailed to Surviving Company’s Resident Agent: Corporation Service Company, 701 Brazos, Suite 1050, Austin, TX 78701, until further notice.

13.
ABANDONMENT:  This Plan of Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at any time prior to its adoption by the shareholders of both Constituent Companies as provided by law, or (b) by the mutual consent of the Constituent Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the Effective Date of the merger.  In the event of abandonment of the Plan of Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Company so terminating to the other Constituent Company, and thereupon, or abandonment pursuant to (b) above, this Plan of Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Companies or its Board of Directors or Shareholders.

IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Merger to be executed by its respective officers and its corporate seal affixed thereto.

BLAST ENERGY SERVICES, INC.                                                                          BLAST ENERGY SERVICES, INC.
A Texas Corporation                                                                                                A California corporation

By: /s/John MacDonald                                                                           By: /s/John MacDonald
      John MacDonald,                                                                                                      John MacDonald
      Chief Financial Officer                                                                                              Chief Financial Officer

STATE OF TEXAS                                                                          §
    §
 COUNTY OF HARRIS                                                                   §

This instrument was acknowledged before me Carol B Gantt this 27th day of February 2008 by John MacDonald, as set forth under his respective signature.

Witness my hand and official seal.

  /s/ Carol B Gantt
Signature

STATE OF TEXAS                                                                          §
    §
 COUNTY OF HARRIS                                                                   §

This instrument was acknowledged before me Carol B Gantt this 27th day of February 2008 by John MacDonald, as set forth under his respective signature.

Witness my hand and official seal.

  /s/ Carol B Gantt
Signature